SECURITIES AND EXCHANGE COMMISSION

                   Washington, D. C. 20549


                          FORM 8-K

                       CURRENT REPORT


             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) November 4, 1996

          INTERNATIONAL THOROUGHBRED BREEDERS, INC.
   [Exact name of registrant as specified in its charter]


                          Delaware
       [State or other jurisdiction of incorporation]


     0-9624                                   22-2332039
(Commission File Number)                (IRS Employer Identification Number)

P.O. Box 1232
Cherry Hill, New Jersey                           08034
(Address of principal executive                 (Zip Code)
    office)


Registrant's telephone number, including area code 609-488-3838

     INTERNATIONAL THOROUGHBRED BREEDERS, INC.


Item 5.   Other Events

     On November 4, 1996, the Registrant ("ITB") was served with copies of written consents from a group of ten of its shareholders, including Robert E. Brennan (ITB's principal shareholder who is the beneficial owner of 2,904,016 shares), representing as aggregate 6,519,747 shares of ITB Common Stock.

     The consents, executed in lieu of a meeting pursuant to Section
228 of the Delaware General Corporation law, removed six members of the Board of Directors, namely Arthur Winkler, Roger Bodman, Joel Sterns, Clifford Goldman, Robert Peloquin and Steve Norton and elected four new directors, Frank A. Leo, John U. Mariucci, James J. Murray and Frank Koenemund, to join the three remaining directors, Dr. Charles R. Dees, Jr., Francis W. Murray and Robert J. Quigley. Frank Leo was elected as the new Chairman of the Board. On November 5, 1996, Mr. Sterns, the former Chairman of the Board, advised Mr. Leo that he did not propose to contest his removal and stood ready "...to provide any assistance..." to Mr. Leo.

     Also on November 4, 1996, United States Bankruptcy Court Judge Ferguson who is overseeing Mr. Brennan's Chapter 11 bankruptcy proceedings, granted Mr. Brennan a temporary restraining order enjoining, among other things, ITB's Board of Directors from implementing a proposed Shareholders' Rights Plan which the board had planned to consider on said date.

     On November 6, 1996, the New Jersey Casino Control Commission which regulates simulcasts into the Atlantic City Casinos, accepted a proposed stipulation of settlement between Mr. Brennan and the New Jersey Division of Gaming Enforcement (over Mr. Brennan's objections), which would require Mr. Brennan to place his shares of ITB Common Stock into a liquidating trust subject to Bankruptcy Court approval within 60 days after said date. The Commission designated Frank J. Dodd as the trustee of the liquidating trust. Management is of the belief that the action taken by the Commission will not have an impact on ITB's day to day operations. Mr. Brennan has informed ITB that he is in negotiations to divest himself of his shares through a sale to an independent group of investors.

     Mr. Leo, the newly elected Chairman, is the beneficial owner of 536,201 shares of ITB Common Stock. He was the founder and equal partner of Melior Graphics, Inc. (later renamed MGI Industries, Inc.), a promotional direct mail service company. In 1981 MGI acquired Colorforms, Inc. with Mr. Leo becoming the President and Chief Executive Officer. In 1983, Colorforms Image Center was established as a subsidiary of MGI Industries, specializing in the personalization and mailing services business. MGI and its subsidiaries were sold in 1991 to Wallace Computer Services, a NYSE Company.

     Mr. Mariucci spent 30 years with the advertising firm of Doyle
Dane Bernbach/DDB Needham Worldwide, including seven years as a member of the board of DDB Needham Worldwide. In 1986 he was appointed Executive Vice President, Executive Creative Director of DDB Needham Worldwide, a position he held until his retirement in 1994. He is the recipient of more than 100 awards for his advertising, including Cleos, Stephen F. Kelly Effies and the One Show Awards. He has developed major advertising campaigns for clients such as American Tourister Luggage, Michelin, Volkswagen, Hershey's, Weight Watchers, Sony, Citicorp, Nabisco, GTE, Seagrams, IBM and the New York State Lottery. Mr. Mariucci is also a director of Chefs International, Inc., a publicly owned owner and operator of nine restaurants (primarily seafood) located in New Jersey and Florida, as well as the owner of Mister Cookie Face, a Lakewood, New Jersey manufacturer of ice cream products. Mr. Mariucci owns 35,500 shares of ITB Common Stock.

     James J. Murray is a member of the Ronald McDonald House Charities Local Operations Advisory Council and past President of the
International Advisory Board for the Ronald McDonald Houses. He is also President of Jim Murray, Ltd., a sports promotion and marketing firm.
In 1969, Murray joined the Philadelphia Eagles' public relations staff and two years later he became the NFL team's administrative assistant.
In 1974, just five years after joining the organization, he was named the Eagles' General Manager and spent more than nine years in that post, during which the Eagles' appeared in Super Bowl XV. He also served as Director of Marketing for ITB's Garden State Park subsidiary from 1985-1987. James J. Murray is a brother of ITB director Francis W. Murray.


     From 1988 through 1991, Mr. Koenemund was a principal of Thin's Inn and Thin 'N' Creamie, two New Jersey entities packaging and selling diet cookies and ice cream in various United States markets. Since February, 1992 he has been principally engaged as sole owner and executive officer of Mister Cookie Face, which was acquired by Chefs International in July 1993. In addition to serving as a director of Chefs International, Mr. Koenemund is the President and Chief Executive Officer of Mister Cookie Face which distributes its ice cream products throughout the United States.


                         SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                       (Registrant)

Dated:  November 18, 1996


                         By/s/Robert J. Quigley
                         Robert J. Quigley, President